UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Dividend Capital Total Realty Trust Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Talking Points – TRT Charter Amendment (Proposal #3)

**After each answer, the caller should encourage the stockholder to review Proposal #3 in the Company’s proxy statement for more information.

Q:	What is the amendment to the Company’s charter?

A:	The proposed amendment would require any person making a mini-tender offer for the Company’s stock to comply with the notice, disclosure and other requirements (other than filing requirements) of Regulation 14D of the Securities Exchange Act of 1934. Reg 14D requires that an offeror, among other things:

•	notify the subject company and its stockholders of the tender offer and its terms by delivering a tender offer statement and making a public announcement of the tender offer;

•

make certain disclosures in the tender offer statement, including the terms of the offer, the identity and background of the offeror, the purpose of the offer, the source of funds to be used to purchase tendered shares, and certain other information; and

•	give stockholders the right to withdraw tendered shares during the offer period.

Reg 14D already automatically applies to tender offers for more than 5% of a company’s outstanding stock; TRT would like to have the requirements of Reg 14D apply to smaller tender offers, too.

Q:	What is a mini-tender offer?

A:	A mini-tender offer is a tender offer for less than 5% of a company’s outstanding stock.

Q:	How will the amendment affect me as a stockholder?

A:	The Board of Directors believes that because there is no trading market for the Company’s stock, it is important that the Company’s stockholders have adequate information to evaluate a mini-tender offer. The Board of Directors believes that requiring any person making a mini-tender offer for the Company’s stock to comply with the provisions set forth in Regulation 14D of the Exchange Act, including the disclosure and notice requirements, will be beneficial to stockholders in making a decision on whether or not to tender their shares in the event a mini-tender offer is commenced.

Although the proposed amendment will increase the costs for a person making a mini-tender offer, the Board of Directors believes this additional cost is outweighed by the benefit to stockholders associated with having more complete information and the ability to withdraw tendered shares while the offer remains open.

A secondary benefit of the amendment will be to minimize the Company’s costs associated with responding to mini-tender offers by deterring those persons who are not willing to comply with the disclosure and notice requirements beneficial to stockholders from making mini-tender offers.

Q:	What is the required vote to approve the amendment?

A:	The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to amend the Company’s charter.

Q:	What if I want to abstain?

A:	Your abstention will have the effect of a vote against the amendment.

Q:	What happens if the amendment doesn’t pass?

A:	If this proposal is not approved by stockholders at the Annual Meeting, the proposed amendment to the Company’s charter will not be implemented and the Company’s charter will not change.